Exhibit 99.(a)(2)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
ARES LANDMARK PRIVATE MARKETS FUND

THIS Certificate of Amendment to the Certificate of Trust of Ares Landmark Private Markets Fund (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to amend the original Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”).

1.         Name. The name of the statutory trust amended hereby is Ares Landmark Private Markets Fund.

2.         Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Ares Private Markets Fund.

3.         Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment in accordance with Section 3811(a)(2)of the Act.

Francisco L. Borges, not in his individual capacity, but as Trustee

By:	/s/ Francisco L. Borges